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                                  EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)


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
                                                                                                              Six Months
                                                                     Year Ended December 31,                     Ended
                                                        ----------------------------------------------------    June 30,
                                                         1997        1998       1999       2000       2001       2002
                                                        -------     -------    -------    -------    -------  ----------
Earnings:
   Income (loss) before income taxes                    $(3,367)    $ 6,334    $20,151    $47,499    $50,340    $42,421
   Fixed charges per below                                2,609       5,420     12,142     29,453     31,093     16,016
   Less: capitalized interest per below                      --          --         --         --        213         --
   Current period amortization of interest
     capitalized in prior periods                            --          --         --         --         --         --
                                                        ---------------------------------------------------------------

   Total earnings                                       $  (758)    $11,754    $32,293    $76,952    $81,220    $58,437
                                                        ===============================================================

Fixed charges and preferred stock dividends:
   Interest expense                                     $ 1,957     $ 3,458    $11,531    $28,705    $30,045    $15,426
   Capitalized interest                                      --          --         --          8        213         --
   Interest portion of rent expense                          63         197        611        740        835        590
   Preferred dividend requirements                          589       1,765         --         --         --
                                                        ---------------------------------------------------------------

   Total fixed charges and preferred stock dividends    $ 2,609     $ 5,420    $12,142    $29,453    $31,093    $16,016
                                                        ===============================================================

Ratio of earnings to combined fixed charges
   and preferred stock dividends                             --         2.2        2.7        2.6        2.6        3.6
                                                        ===============================================================

Dollar amount of deficiency below 1.0                   $ 3,367         N/A        N/A        N/A        N/A        N/A
                                                        ===============================================================
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